Exhibit 99.1

2013 Executive Incentive Compensation Plan

On January 29, 2013, the Compensation Committee approved the 2013 Executive Incentive Compensation Plan for the executive officers listed below. If certain revenue and earnings goals are met for the full fiscal year 2013, the target incentive compensation under the 2013 Executive Incentive Compensation Plan will be as listed below. In addition, the 2013 Executive Incentive Compensation Plan provides for up to an additional $100,000 for each executive officer if actual earnings exceed goal by certain predefined amounts.

John Giuliani
Chief Executive Officer - $600,000

John Pitstick
Chief Financial Officer - $250,000

Scott P. Barlow
Vice President, General Counsel and Secretary - $250,000

Peter Wolfert
Chief Technology Officer - $250,000